AGREEMENT

CONCERNING THE EXCHANGE OF SECURITIES

BY AND AMONG

NEW DESIGN CABINETS, INC.

AND

STRATOS DEL PERU S.A.C.

AND

THE SECURITY HOLDERS OF STRATOS DEL PERU S.A.C.

AGREEMENT CONCERNING THE EXCHANGE OF SECURITIES

THIS AGREEMENT CONCERNING THE EXCHANGE OF SECURITIES (“Agreement”) is made as of this 14th day of November, 2007, by and among New Design Cabinets, Inc., a Nevada corporation (“NDC”), Stratos Del Peru S.A.C., a Peruvian corporation (“Stratos”), and the security holders of Stratos (the “Stratos Security Holders”) who are listed on Exhibit A hereto and have executed Subscription Agreements in the forms attached in Exhibit B or Exhibit C hereto, as applicable.

WHEREAS, NDC desires to acquire 999 shares of the issued and outstanding common stock of Stratos from the Stratos Security Holders in exchange for newly issued unregistered shares of common stock of NDC;

WHEREAS, Stratos desires to assist NDC in acquiring 999 shares of the issued and outstanding common stock of Stratos pursuant to the terms of this Agreement; and

WHEREAS, all of the Stratos Security Holders, by execution of Exhibit B or Exhibit C hereto, as applicable, agree to exchange 999 common shares they hold in Stratos for 45,000,000 shares of common stock of NDC, or 45,045.045 shares of common stock of NDC for each share of Stratos.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties hereto agree as follows:

ARTICLE I

Exchange of Securities

1.1 Issuance of Securities. Subject to the terms and conditions of this Agreement, NDC agrees to issue and exchange 45,000,000 fully paid and non-assessable unregistered shares of the US $.001 par value common stock of NDC (the “NDC Shares”) for 999 issued and outstanding shares of the S/. $1.00 par value common stock of Stratos (the “Stratos Shares”) held by the Stratos Security Holders. All NDC Shares will be issued directly to the Stratos Security Holders on the Closing Date (as hereinafter defined), pursuant to the schedule set forth in Exhibit A.

1.2 Exemption from Registration. The parties hereto intend that all NDC common stock to be issued to the Stratos Security Holders shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2), Regulation D and/or Regulation S of the Act and rules and regulations promulgated thereunder. In furtherance thereof, each of the Stratos Security Holders will execute and deliver to NDC on the closing date of the transactions contemplated by this Agreement (the “Closing Date”) a copy of the Subscription Agreement set forth in Exhibit B hereto or Exhibit C hereto, as applicable.

1.3 Corporate Action. On the Closing Date, NDC shall: (i) amend and restate its Articles of Incorporation, which amendment and restatement shall be in the form attached hereto as Exhibit D and shall be filed with the Nevada Secretary of State; and (ii) amend and restate its Bylaws, which amendment and restatement shall be in the form attached hereto as Exhibit E. Following the Closing Date, NDC shall: (i) change its name to Stratos Renewables Corporation or a similar name selected by NDC’s Board of Directors; and (ii) adopt a stock option or other securities incentive plan as NDC’s Board of Directors shall reasonably determine.

1.4 NDC Common Stock Outstanding. Immediately following the Closing Date, NDC shall have a total of 55,000,000 shares outstanding, comprised of 45,000,000 shares (81.81% of the total shares outstanding) held by the Stratos Security Holders and 10,000,000 shares (18.18% of the total shares outstanding) retained by the original NDC stockholders.

ARTICLE II

Representations and Warranties of Stratos

Stratos hereby represents and warrants to NDC that:

2.1 Organization. Stratos is a corporation duly organized, validly existing and in good standing under the laws of Peru, has all necessary corporate power and authority to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the jurisdictions where its business requires qualification.

2.2 Capital. The authorized capital stock of Stratos currently consists of 1,000 shares of S/. $1.00 par value common stock, of which 1,000 shares of common stock are issued and outstanding as of the date of this Agreement. All of the outstanding common stock of Stratos is duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Stratos to issue any additional shares of its capital stock of any class.

2.3 Subsidiaries. Stratos does not have any subsidiaries or own any interest in any other enterprise.

2.4 General Manager and Attorney-in-Fact. The names and titles of the General Manager and the Attorney-in-Fact of Stratos as of the date of this Agreement are as follows:

Name	Position
Carlos Antonio Salas	General Manager
Luis Goyzueta	Attorney-in-Fact

As of the date of this Agreement, there are no other officers, directors or authorized signatories of Stratos other than the foregoing.

    2.5 Financial Statements. Exhibit F hereto consists of the audited financial statements of Stratos for the period from inception (February 27, 2007) through October 18, 2007 (the “Stratos Financial Statements”). The Stratos Financial Statements have been prepared in accordance with generally accepted accounting principles and practices in the United States of America consistently followed by Stratos throughout the period indicated, and fairly present the financial position of Stratos as of the date of the balance sheet included in the Stratos Financial Statements and the results of operations for the period indicated. There are no material omissions or non-disclosures in the Stratos Financial Statements.

2.6 Absence of Changes. Since October 18, 2007, there has not been any material change in the financial condition or operations of Stratos, except as contemplated by this Agreement. As used throughout this Agreement, “material” means: Any change or effect (or development that, insofar as can be reasonably foreseen, is likely to result in any change or effect) that causes substantial increase or diminution in the business, properties, assets, condition (financial or otherwise) or results of operations of a party. Taken as a whole, material change shall not include changes in national or international economic conditions or industry conditions generally; changes or possible changes in statutes and regulations applicable to a party; or the loss of employees, customers or suppliers by a party as a direct or indirect consequence of any announcement relating to this transaction.

2.7 Absence of Undisclosed Liabilities. As of October 18, 2007, Stratos did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the Stratos Financial Statements.

2.8 Tax Returns. Within the times and in the manner prescribed by law, Stratos has filed all governmental tax returns required by law and has paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, reflected in Exhibit F are adequate for the periods indicated. There are no present disputes as to taxes of any nature payable by Stratos. Notwithstanding anything to the contrary in this Section 2.8, Stratos acknowledges that it could become liable for certain tax liabilities of GTC in connection with Stratos’ purchase of certain assets pursuant to that certain asset purchase agreement, dated as of October 18, 2007, by and between Stratos and Gabinete Tecnico De Cobranzas S.A.C. (“GTC”), subject to that certain waiver, dated as of October 24, 2007, made by GTC, as amended by that certain amendment, dated as of October 30, 2007, by and between Stratos and GTC, and as further amended by that certain amendment, dated as of November 9, 2007, by and between Stratos and GTC (collectively, the “Asset Purchase Agreement”), and estimates that such tax liability would not exceed Three Hundred Fifty Thousand Dollars ($350,000).

2.9 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, NDC, its legal counsel and accountants shall have the opportunity to meet with Stratos’ accountants and attorneys to discuss the financial condition of Stratos during reasonable business hours and in a manner that does not interfere with the normal operation of Stratos’ business. Stratos shall make available to NDC all books and records of Stratos; provided, however, that Stratos will be under no obligation to provide any information subject to confidentiality provisions or waive any privilege associated with any such information.

2.10 Intellectual Property Rights. Stratos does not have any patents, trademarks, service marks, trade names, copyrights or other intellectual property rights, other than name reservations reserving the name “Stratos Renewables Corporation” in the States of Delaware and Nevada and common law trademark rights to such corporate name. Stratos is researching the availability of Peruvian trademark protection for the names “Stratos del Peru”, “Stratos Renewables Corporation” and certain logos.

2.11 Compliance with Laws. To the best of Stratos’ knowledge, Stratos has complied with, and is not in violation of, applicable statutes, laws and regulations, including applicable securities laws, except where such non-compliance would not have a material adverse impact upon its business or properties.

2.12 Litigation. Stratos is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Stratos, threatened against or affecting Stratos or its business, assets or financial condition. Stratos is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Stratos is not engaged in any material litigation to recover monies due to it.

2.13 Authority. The General Manager of Stratos has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and Stratos has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of Stratos and is enforceable in accordance with its terms and conditions, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights generally.

2.14 Ability to Carry Out Obligations. To the best of Stratos’ knowledge, the execution and delivery of this Agreement by Stratos and the performance by Stratos of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, articles of incorporation, bylaws, constating documents or other agreement or instrument to which Stratos is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto or disclosed herein be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Stratos, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Stratos.

2.15 Full Disclosure. None of the representations and warranties made by Stratos herein or in any exhibit, certificate or memorandum furnished or to be furnished by Stratos, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

2.16 Assets. Stratos’ assets are fully included in Exhibit F and are not subject to any claims or encumbrances except as indicated in Exhibit F.

2.17 Material Contracts. Stratos does not have any material contracts, except for: (a) that certain Distribution/Offtake Agreement, dated September 19, 2007, by and between Stratos and Petrox SAC; (b) the Asset Purchase Agreement; (c) that certain escrow agreement, dated as of October 18, 2007, by and among Stratos, GTC and Banco Continental, as amended by that certain amendment, dated as of October 30, 2007, as further amended by that certain amendment, dated as of November 9, 2007; and (d) that certain depository agreement, dated as of October 18, 2007, by and among Stratos, GTA and Blanca Fernandez Pasapera, an individual, as amended by that certain amendment, dated as of October 30, 2007, as further amended by that amendment, dated as of November 9, 2007.

2.18 Indemnification. Stratos agrees to indemnify, defend and hold NDC harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against NDC which arise out of, or result from (i) any breach by Stratos in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Stratos under this Agreement, (ii) a failure of any representation or warranty in this Article II or (iii) any untrue statement made by Stratos in this Agreement.

2.19 Criminal or Civil Acts. For the period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of Stratos has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Securities and Exchange Commission (“Commission”) or National Association of Securities Dealers (“NASD”) judgment or decree, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD proceeding.

2.20  Restricted Securities. Stratos and the Stratos Security Holders, by execution of this Agreement and of Exhibit B or Exhibit C, as applicable, acknowledge that all of the NDC Shares issued by NDC are restricted securities and none of such securities may be sold or publicly traded except in accordance with the provisions of the Act.

ARTICLE III

Representations and Warranties of NDC

NDC hereby represents and warrants to Stratos that:

3.1 Organization. NDC is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all necessary corporate power and authority to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

3.2 Capital. The authorized capital stock of NDC currently consists of 100,000,000 shares of $.001 par value common stock, of which 10,000,000 shares of common stock are issued and outstanding as of the date hereof. All of the outstanding common stock of NDC is duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating NDC to issue any additional shares of its capital stock of any class.

3.3 Subsidiaries. NDC does not have any subsidiaries or own any interest in any other enterprise.

3.4 Director and Officers. The sole Director of NDC is Kenneth Laurent, an individual. The officers of NDC are Kenneth Laurent, Chief Executive Officer, Chief Financial Officer, and Todd Laurent, Secretary and Treasurer.

3.5 Financial Statements. Exhibit G hereto consists of the audited financial statements of NDC for the year ended December 31, 2006 and the unaudited financial statements of NDC for the six months ended September 30, 2007 (the “NDC Financial Statements”). The NDC Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by NDC throughout the periods indicated, and fairly present the financial position of NDC as of the date of the balance sheets included in the NDC Financial Statements and the results of operations for the periods indicated. There are no material omissions or non-disclosures in the NDC Financial Statements.

3.6 Absence of Changes. Since September 30, 2007, there has not been any material change in the financial condition or operations of NDC, except as contemplated by this Agreement.

3.7 Absence of Undisclosed Liabilities. NDC does not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the NDC Financial Statements.

3.8 Tax Returns. Within the times and in the manner prescribed by law, NDC has filed all governmental tax returns required by law and has paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, reflected in Exhibit G are adequate for the periods indicated. There are no present disputes as to taxes of any nature payable by NDC.

3.9 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Stratos, its legal counsel and accountants shall have the opportunity to meet with NDC’s accountants and attorneys to discuss the financial condition of NDC. NDC shall make available to Stratos all books and records of NDC.

3.10 Intellectual Property Rights. NDC does not have any patents, trademarks, service marks, trade names, copyrights or other intellectual property rights.

3.11 Compliance with Laws. NDC has complied with, and is not in violation of, applicable federal, state or local statutes, laws or regulations including federal and state securities laws.

3.12 Litigation. NDC is not a defendant in any suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of NDC, threatened against or affecting NDC or its business, assets or financial condition. NDC is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. NDC is not engaged in any material litigation to recover monies due to it.

3.13 Authority. The Board of Directors of NDC has authorized the execution of this Agreement and the transactions contemplated herein, and NDC has full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal, valid and binding obligation of NDC, and is enforceable in accordance with its terms and conditions, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights generally.

3.14 Ability to Carry Out Obligations. The execution and delivery of this Agreement by NDC and the performance by NDC of its obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporations, bylaws or other agreement or instrument to which NDC is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of NDC, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of NDC.

3.15 Full Disclosure. None of the representations and warranties made by NDC herein, or in any exhibit, certificate or memorandum furnished or to be furnished by NDC or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

3.16 Assets. NDC’s assets are fully included in Exhibit G and are not subject to any claims or encumbrances except as indicated in Exhibit G.

3.17 Material Contracts. NDC has no material contracts.

3.18 Indemnification. NDC agrees to indemnify, defend and hold Stratos and the Stratos Security Holders harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against Stratos and/or the Stratos Security Holders, which arise out of, or result from (i) any breach by NDC in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by NDC under this Agreement, (ii) a failure of any representation or warranty in this Article III, or (iii) any untrue statement made by NDC in this Agreement.

3.19 Criminal or Civil Acts. For the period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of NDC has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD judgment or decree, or is currently the subject to an investigation in connection with any felony crime or Commission or NASD proceeding.

3.20 Bulletin Board Trading Status. NDC shall be in compliance with all requirements for, and its common stock shall be quoted on, the Electronic Over-the-Counter Bulletin Board system on the date immediately prior to the Closing Date, such that the common stock of NDC may continue to be so quoted without interruption following the Closing Date.

3.21 Securities Filings. Since April 14, 2005, NDC has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). NDC has delivered to Stratos and to the Stratos Securities Holders or their respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of NDC included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of NDC as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

ARTICLE IV

Covenants Prior to the Closing Date

4.1 Investigative Rights. Prior to the Closing Date, each party shall provide to the other party, and such other party’s counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party’s properties, books, contracts, commitments and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party’s affairs as the other party may reasonably request. If during the investigative period one party learns that a representation of the other party was not accurate, no such claim may be asserted by the party so learning that a representation of the other party was not accurate.

4.2 Conduct of Business. Prior to the Closing Date, each party shall conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the normal course of business. Except as may be described in this Agreement, prior to the Closing Date, neither party shall (a) amend its Articles of Incorporation or Bylaws, declare dividends, or redeem or sell stock or other securities, or (b) enter into negotiations with any third party or complete any transaction with a third party involving the sale of any of its assets or the exchange of any of its common stock.

4.3 Confidential Information. Each party will treat all non-public, confidential and trade secret information received from the other party as confidential, and such party shall not disclose or use such information in a manner contrary to the purposes of this Agreement. Moreover, all such information shall be returned to the other party in the event this Agreement is terminated.

4.4 Notice of Non-Compliance. Each party shall give prompt notice to the other party of any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

ARTICLE V

Conditions Precedent to NDC’s Performance

5.1 Conditions. NDC’s obligations hereunder shall be subject to the satisfaction at or before the Closing Date of all the conditions set forth in this Article V. NDC may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by NDC of any other condition of or any of NDC’s other rights or remedies, at law or in equity, if Stratos shall be in default of any of its representations, warranties or covenants under this Agreement.

5.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Stratos in this Agreement or in any written statement that shall be delivered to NDC by Stratos under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

5.3 Performance. Stratos shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

5.4 Absence of Litigation. No action, suit or proceeding, including injunctive actions, before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Stratos on or before the Closing Date.

5.5 Officer’s Certificate. Stratos shall have delivered to NDC a certificate dated the Closing Date signed by the Attorney-in-Fact of Stratos certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article II are true and correct as of the Closing Date.

5.6 Corporate Action. Stratos shall have obtained the approval of the Stratos Security Holders for the transaction contemplated by this Agreement as evidenced by the Stratos Security Holders holding the Stratos Shares executing Exhibit B or Exhibit C, as applicable.

ARTICLE VI

Conditions Precedent to Stratos’ Performance

6.1 Conditions. Stratos’ obligations hereunder shall be subject to the satisfaction at or before the Closing Date of all the conditions set forth in this Article VI. Stratos may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Stratos of any other condition of or any of Stratos’ other rights or remedies, at law or in equity, if NDC shall be in default of any of its representations, warranties or covenants under this Agreement.

6.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by NDC in this Agreement or in any written statement that shall be delivered to Stratos by NDC under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

6.3 Performance. NDC shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against NDC on or before the Closing Date.

6.5 Officer’s Certificate. NDC shall have delivered to Stratos a certificate dated the Closing Date signed by the Chief Executive Officer of NDC certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article III are true and correct as of the Closing Date.

6.6 Payment of Liabilities. On or before the Closing Date, NDC shall have paid any outstanding obligations and liabilities of NDC through the Closing Date, including obligations created subsequent to the execution of this Agreement.

6.7 Amendment of Charter Documents. On the Closing Date, the existing sole Director and stockholders of NDC shall cause the Articles of Incorporation of NDC to be amended and restated and the Bylaws of NDC to be amended and restated pursuant to Section 1.3.

6.8 Directors of NDC. On the Closing Date, the existing sole Director of NDC shall appoint the following individuals as directors of NDC and shall resign as a Director of NDC:

Luis Francisco de las Casas	Steven Magami (Chairman)
Luis Goyzueta	Carlos Antonio Salas

6.9 Officers of NDC. On the Closing Date, the existing sole Director of NDC shall appoint the following individuals as officers of NDC and NDC’s existing officers shall resign:

Name	Position
Carlos Antonio Salas	Chief Executive Officer
Luis Goyzueta	President
Jorge Eduardo Aza	Chief Operating Officer
Julio Cesar Alonso	Chief Financial Officer and Treasurer
Gustavo Goyzueta	Secretary

ARTICLE VII

Closing

7.1 Closing. The closing of the transactions contemplated by this Agreement shall be held at the offices of Loeb & Loeb LLP, 10100 Santa Monica Blvd., Suite 2200, Los Angeles, CA 90067, at any mutually agreeable time and date prior to March 31, 2008, unless extended by mutual agreement. At the closing:

(a)
Stratos shall deliver to NDC (i) copies of Exhibit B or Exhibit C, as applicable, executed by all of the Stratos Security Holders, (ii) certificates representing 999 outstanding Stratos Shares duly endorsed to NDC, and (iii) the officer’s certificate described in Section 5.5; and

(b)
NDC shall deliver to the Stratos Security Holders (i) certificates representing an aggregate of 45,000,000 shares of NDC’s common stock for which the Stratos Shares have been exchanged pursuant to the computations set forth in Exhibit A hereto, (ii) the officer’s certificate described in Section 6.5, (iii) signed resolutions of its directors approving this Agreement, and (iv) resignations from its directors and executive officers pursuant to Sections 6.8 and 6.9.

ARTICLE VIII

Covenants Subsequent to the Closing Date

8.1 Registration and Listing. Following the Closing Date, NDC shall use its best efforts to continue NDC’s common stock quotation on the Electronic Over-the-Counter Bulletin Board system.

8.2 Form 8K and Audit. Within four (4) business days after the Closing Date, NDC shall file a report on Form 8-K with the Securities and Exchange Commission which shall include audited financials for Stratos for the period from inception (February 27, 2007) through October 18, 2007.

8.3 Other Actions. Following the Closing Date, NDC shall complete the corporate and other actions described in Section 1.3 above.

ARTICLE IX

Miscellaneous

9.1 Captions and Headings. The Article and Section headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement. References in this Agreement to “S/.” refer to Nuevos Soles.

9.2 Amendments. This Agreement may only be amended in a writing signed by all of the parties hereto.

9.3 Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

9.4 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

9.5 Entire Agreement. This Agreement contains the entire Agreement and understanding among the parties hereto and supersedes all prior agreements and understandings.

9.6 Choice of Law. This Agreement and its application shall be governed by the laws of the State of Nevada without reference to conflicts of law principles. Each of the parties hereto consents to the exclusive jurisdiction of the state and federal courts sitting in Las Vegas, Nevada, in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of Stratos and NDC further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 9.8 and that when so made shall be as if served upon it personally.

9.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile and/or PDF signature.

9.8 Notices. All notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand delivery or by internationally-recognized overnight courier service providing confirmation of delivery, addressed as follows:

NDC:

3313 N. 83rd Place
Scottsdale, AZ 85251
Attn: Kenneth Laurent, Chief Executive Officer
Facsimile: 303-770-7257

with copy to:
Gary A. Agron, Esq.
5445 DTC Parkway, Suite 520
Englewood, CO. 80111
Facsimile: 303-770-7257

Stratos:

c/o Pure Biofuels Corporation
Av. Canaval y Moreyra 380, Of 402
San Isidro, Lima - Peru
Attn: Carlos Antonio Salas, General Manager
Facsimile: 511-221-7347

with copy to:
Loeb & Loeb LLP
10100 Santa Monica Blvd., Ste. 2200
Los Angeles, CA 90067
Attn: Jeffrey A. Sklar, Esq.
Facsimile: 310-919-3760

Stratos Security Holders:

See Exhibit A

Each party shall have the right to designate another address or change in address by written notice to the other in the manner prescribed herein. All notices given pursuant to this Section 9.8 shall be deemed to have been given (i) if delivered by hand, on the date of delivery or on the date delivery was refused by the addressee, or (ii) if delivered by internationally recognized overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee).

9.9 Assignment; Binding Effect. This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

9.10 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

9.11 Finders. There are no finders in connection with this transaction.

9.12 Announcements. The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.

9.13 Expenses. Each party will bear their own expenses, including legal fees, incurred in connection with the negotiation and execution of this Agreement. The Stratos Security Holders shall not be responsible for any costs incurred in connection with the transaction contemplated by this Agreement.

9.14 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing Date.

9.15 Exhibits. As of the execution hereof, the parties have provided each other with the exhibits to be delivered pursuant to the terms of this Agreement. Any material changes to such exhibits shall be immediately disclosed to the other party.

9.16 Termination, Amendment and Waiver.

(a)  Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the share exchange by the stockholders of NDC or by the stockholders of Stratos:

(1) By mutual written consent of Stratos and NDC;

(2) By either Stratos or NDC;

(i)
If any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement; or

(ii)
If the transaction shall not have been consummated on or before March 31, 2008, unless the failure to consummate the transaction is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

(3) By Stratos, if NDC breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; or

(4) By NDC, if Stratos breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement.

(b)  Effect of Termination. In the event of termination of this Agreement by either NDC or Stratos, as provided herein, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Stratos, the Stratos Security Holders or NDC, and such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or any of its covenants or agreements set forth in this Agreement.

(c)  Extension; Waiver. At any time prior to the Closing Date, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligation of the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(d)  Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement, an amendment of this Agreement or an extension or waiver shall, in order to be effective, require in the case of Stratos or NDC, action by its General Manager or Board of Directors, as applicable, or the duly authorized designee of such General Manager or Board of Directors.

9.17 Attorneys’ Fees. In the event that any dispute between or among Stratos, NDC and/or the Stratos Security Holders in connection with the transactions contemplated by this Agreement should result in litigation or arbitration, the prevailing party in that dispute shall be entitled to recover from the other party(ies) all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses.

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IN WITNESS WHEREOF, the parties have executed this Agreement Concerning the Exchange of Securities on the date indicated above.

NEW DESIGN CABINETS, INC.		STRATOS DEL PERU S.A.C.

By:		By:
	Kenneth Laurent		Luis Goyzueta
	Chief Executive Officer		Attorney-in-Fact

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

Julio Cesar Alonso, an individual

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

Eduardo Aza, an individual

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

Luis Francisco de las Casas, an individual

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

Yovana Da Giau, an individual

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

Gustavo Goyzueta, an individual

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

SGM CAPITAL, LLC,
a California limited liability company

By:
Name: Steve Magami
Title: Member

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

ARC INVESTMENT PARTNERS, LLC,
a California limited liability company

By:
Name: Adam Roseman
Title: Chief Executive Officer

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

Luis Goyzueta, an individual

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

Patrick Orlando, an individual

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

Alberto Pinto, an individual

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

Carlos Antonio Salas, an individual

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

Antonio Vasques, an individual

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

TAPIRDO ENTERPRISES, LLC,
a California limited liability company

By:
Name: Adam Roseman
Title: Member

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

LEGEND ADVISORY CORPORATION,
a Nevada corporation

By:
Name: Michael L Quiel
Title: President

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

CORPORATE COMMUNICATIONS NETWORK, INC.

By:
Name:
Title:

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

Gonzalo Campos, an individual

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

STRATOS SECURITY HOLDERS:

HARBOR RIDGE CAPITAL, LLC,
a California limited liability company

By:
Name: Cyrus Maghami
Title: Managing Member